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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. __)*

PHARMASSET, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
71715N 10 6
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) BB BioVentures, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5.	SOLE VOTING POWER

NUMBER OF		1,897,071

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,897,071

WITH:	8.	SHARED DISPOSITIVE POWER

		0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,897,071

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.9%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures Parallel Fund, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5.	SOLE VOTING POWER

NUMBER OF		255,744

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		255,744

WITH:	8.	SHARED DISPOSITIVE POWER

		0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	255,744

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.2%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM Asset Management Investors 1999 LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5.	SOLE VOTING POWER

NUMBER OF		22,623

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		22,623

WITH:	8.	SHARED DISPOSITIVE POWER

		0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	22,623

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III-QP, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5.	SOLE VOTING POWER

NUMBER OF		1,638,594

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,638,594

WITH:	8.	SHARED DISPOSITIVE POWER

		0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,638,594

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	7.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5.	SOLE VOTING POWER

NUMBER OF		110,183

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		110,183

WITH:	8.	SHARED DISPOSITIVE POWER

		0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	110,183

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.5%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III GmbH & Co. Beteiligungs KG

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany

	5.	SOLE VOTING POWER

NUMBER OF		138,475

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		138,475

WITH:	8.	SHARED DISPOSITIVE POWER

		0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	138,475

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM Asset Management Investors 2004 BVIII LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5.	SOLE VOTING POWER

NUMBER OF		38,953

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		38,953

WITH:	8.	SHARED DISPOSITIVE POWER

		0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	38,953

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.2%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III Parallel Fund, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5.	SOLE VOTING POWER

NUMBER OF		49,489

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		49,489

WITH:	8.	SHARED DISPOSITIVE POWER

		0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	49,489

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.2%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures I, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		255,744*

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		255,744*

WITH:	8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

255,744*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.2%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
*The shares are held by MPM BioVentures Parallel Fund, L.P., of which the Reporting Person is its general partner.

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures I LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		2,152,815*

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,152,815*

WITH:	8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,152,815*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
* The shares are held as follows: 255,744 by MPM BioVentures Parallel Fund, L.P. (“MPM Parallel”) and 1,897,071 by BB BioVentures, L.P. (“BB BV”). The Reporting Person is the indirect general partner of MPM Parallel and BB BV.

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) BAB BioVentures L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		1,897,071*

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,897,071*

WITH:	8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,897,071*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.9%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
* The shares are held by BB BioVentures, L.P., of which the Reporting Person is the direct general partner.

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) BAB BioVentures, N.V.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman

	5.	SOLE VOTING POWER

NUMBER OF		1,897,071*

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,897,071*

WITH:	8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,897,071*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.9%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
* The shares are held by BB BioVentures, L.P., of which the Reporting Person is the indirect general partner.

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III GP, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		1,936,741*

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,936,741*

WITH:	8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,936,741*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
* The shares are held as follows: 1,638,594 by MPM BioVentures III-QP, L.P. (“BV III QP”), 110,183 by MPM BioVentures III, L.P. (“BV III”), 138,475 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV KG”) and 49,489 shares held by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”). The Reporting Person is the direct general partner of BV III, BV III QP, BV III PF and BV KG.

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		1,936,741*

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,936,741*

WITH:	8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,936,741*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
* The shares are held as follows: 1,638,594 by MPM BioVentures III-QP, L.P. (“BV III QP”), 110,183 by MPM BioVentures III, L.P. (“BV III”), 138,475 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV KG”) and 49,489 shares held by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”). The Reporting Person is the indirect general partner of BV III, BV III QP, BV III PF and BV KG.

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Ansbert Gadicke

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,151,132*

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		4,151,132*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,151,132*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	19.5%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 1,897,071 by BB BioVentures, L.P. (“BB BV”), 255,744 by MPM BioVentures Parallel Fund, L.P. (“MPM Parallel”), 22,623 by MPM Asset Management Investors 1999 LLC (“AM 1999”), 1,638,594 by MPM BioVentures III-QP, L.P. (“BV III QP”), 110,183 by MPM BioVentures III, L.P. (“BV III”), 138,475 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV KG”), 38,953 by MPM Asset Management Investors 2004 BVIII LLC (“AM BV III”) and 49,489 shares held by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”). MPM BioVentures I, L.P. and MPM BioVentures I LLC (“BV I LLC”) are the direct and indirect general partners of MPM Parallel. BAB BioVentures L.P. (“BAB BV”), BAB BioVentures, N.V. and BV I LLC are the direct and indirect general partners of BB BV. The Reporting Person is a manager of AM 1999 and BV I LLC. MPM BioVentures III GP, L.P. and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III QP, BV III, BV KG and BV III PF. The Reporting Person is a member of BV III LLC and AM BV III. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Luke Evnin

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,151,132*

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		4,151,132*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,151,132*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	19.5%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 1,897,071 by BB BioVentures, L.P. (“BB BV”), 255,744 by MPM BioVentures Parallel Fund, L.P. (“MPM Parallel”), 22,623 by MPM Asset Management Investors 1999 LLC (“AM 1999”), 1,638,594 by MPM BioVentures III-QP, L.P. (“BV III QP”), 110,183 by MPM BioVentures III, L.P. (“BV III”), 138,475 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV KG”), 38,953 by MPM Asset Management Investors 2004 BVIII LLC (“AM BV III”) and 49,489 shares held by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”). MPM BioVentures I, L.P. and MPM BioVentures I LLC (“BV I LLC”) are the direct and indirect general partners of MPM Parallel. BAB BioVentures L.P. (“BAB BV”), BAB BioVentures, N.V. and BV I LLC are the direct and indirect general partners of BB BV. The Reporting Person is a manager of AM 1999 and BV I LLC. MPM BioVentures III GP, L.P. and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III QP, BV III, BV KG and BV III PF. The Reporting Person is a member of BV III LLC and AM BV III. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Michael Steinmetz

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,151,132*

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		4,151,132*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,151,132*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	19.5%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 1,897,071 by BB BioVentures, L.P. (“BB BV”), 255,744 by MPM BioVentures Parallel Fund, L.P. (“MPM Parallel”), 22,623 by MPM Asset Management Investors 1999 LLC (“AM 1999”), 1,638,594 by MPM BioVentures III-QP, L.P. (“BV III QP”), 110,183 by MPM BioVentures III, L.P. (“BV III”), 138,475 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV KG”), 38,953 by MPM Asset Management Investors 2004 BVIII LLC (“AM BV III”) and 49,489 shares held by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”). MPM BioVentures I, L.P. and MPM BioVentures I LLC (“BV I LLC”) are the direct and indirect general partners of MPM Parallel. BAB BioVentures L.P. (“BAB BV”), BAB BioVentures, N.V. and BV I LLC are the direct and indirect general partners of BB BV. The Reporting Person is a manager of AM 1999 and BV I LLC. MPM BioVentures III GP, L.P. and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III QP, BV III, BV KG and BV III PF. The Reporting Person is a member of BV III LLC and AM BV III. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Kurt Wheeler

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,975,694*

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		1,975,694*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,975,694*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 1,638,594 by MPM BioVentures III-QP, L.P. (“BV III QP”), 110,183 by MPM BioVentures III, L.P. (“BV III”), 138,475 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV KG”), 38,953 by MPM Asset Management Investors 2004 BVIII LLC (“AM BV III”) and 49,489 shares held by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”). MPM BioVentures III GP, L.P. and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III QP, BV III, BV KG and BV III PF. The Reporting Person is a member of BV III LLC and AM BV III. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Nicholas Galakatos

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,975,694*

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		1,975,694*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,975,694*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 1,638,594 by MPM BioVentures III-QP, L.P. (“BV III QP”), 110,183 by MPM BioVentures III, L.P. (“BV III”), 138,475 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV KG”), 38,953 by MPM Asset Management Investors 2004 BVIII LLC (“AM BV III”) and 49,489 shares held by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”). MPM BioVentures III GP, L.P. and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III QP, BV III, BV KG and BV III PF. The Reporting Person is a member of BV III LLC and AM BV III. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Dennis Henner

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,975,694*

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		1,975,694*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,975,694*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 1,638,594 by MPM BioVentures III-QP, L.P. (“BV III QP”), 110,183 by MPM BioVentures III, L.P. (“BV III”), 138,475 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV KG”), 38,953 by MPM Asset Management Investors 2004 BVIII LLC (“AM BV III”) and 49,489 shares held by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”). MPM BioVentures III GP, L.P. and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III QP, BV III, BV KG and BV III PF. The Reporting Person is a member of BV III LLC and AM BV III. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	71715N 10 6

1.	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Nicholas Simon III

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,975,694*

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		1,975,694*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,975,694*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 1,638,594 by MPM BioVentures III-QP, L.P. (“BV III QP”), 110,183 by MPM BioVentures III, L.P. (“BV III”), 138,475 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV KG”), 38,953 by MPM Asset Management Investors 2004 BVIII LLC (“AM BV III”) and 49,489 shares held by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”). MPM BioVentures III GP, L.P. and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III QP, BV III, BV KG and BV III PF. The Reporting Person is a member of BV III LLC and AM BV III. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

Item 1.
(a)	Name of Issuer Pharmasset, Inc.

(b)	Address of Issuer’s Principal Executive Offices 303-A College Road East Princeton, NJ 08540
Item 2.
(a)	Name of Person Filing
BB BioVentures, LP
MPM BioVentures Parallel Fund, LP
MPM Asset Management Investors 1999 LLC
MPM BioVentures III-QP, L.P
MPM BioVentures III, L.P.
MPM BioVentures III Parallel Fund, LP
MPM Asset Management Investors 2004 BVIII LLC
MPM BioVentures III GmbH & Co. Beteiligungs KG
MPM BioVentures I, L.P.
MPM BioVentures I LLC
BAB BioVentures L.P.
BAB BioVentures, N.V.
MPM BioVentures III GP, L.P.
MPM BioVentures III LLC
Ansbert Gadicke
Luke Evnin
Nicholas Galakatos
Michael Steinmetz
Kurt Wheeler
Nicholas Simon III
Dennis Henner
(b)	Address of Principal Business Office or, if none, Residence
c/o MPM Capital L.P.
The John Hancock Tower
200 Clarendon Street, 54th Floor
Boston, MA 02116
(c)	Citizenship
All entities were organized in Delaware, except MPM BioVentures III GmbH & Co Beteiligungs KG which was organized in Germany and BAB BioVentures, N.V which was organized in the Netherland Antilles. All individuals are United States citizens.
(d)	Title of Class of Securities
Common Stock
(e)	CUSIP Number
71715N 10 6

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4.	Ownership
(a)	Amount Beneficially Owned:

BB BioVentures, LP	1,897,071
MPM BioVentures Parallel Fund, LP	255,744
MPM Asset Management Investors 1999 LLC	22,623
MPM BioVentures III-QP, L.P	1,638,594
MPM BioVentures III, L.P.	110,183
MPM BioVentures III Parallel Fund, LP	49,489
MPM Asset Management Investors 2004 BVIII LLC	38,953
MPM BioVentures III GmbH & Co. Beteiligungs KG	138,475
MPM BioVentures I, L.P.	255,744	(1)
MPM BioVentures I LLC	2,152,815	(2)
BAB BioVentures L.P.	1,897,071	(3)
BAB BioVentures, N.V.	1,897,071	(4)
MPM BioVentures III GP, L.P.	1,936,741	(5)
MPM BioVentures III LLC	1,936,741	(6)
Ansbert Gadicke	4,151,132	(7)
Luke Evnin	4,151,132	(7)
Michael Steinmetz	4,151,132	(7)
Kurt Wheeler	1,975,694	(8)
Nicholas Galakatos	1,975,694	(8)
Dennis Henner	1,975,694	(8)
Nicholas Simon III	1,975,694	(8)
(b)	Percent of Class:

BB BioVentures, LP	8.9%
MPM BioVentures Parallel Fund, LP	1.2%
MPM Asset Management Investors 1999 LLC	0.1%
MPM BioVentures III-QP, L.P	7.7%
MPM BioVentures III, L.P.	0.5%
MPM BioVentures III Parallel Fund, LP	0.2%
MPM Asset Management Investors 2004 BVIII LLC	0.2%
MPM BioVentures III GmbH & Co. Beteiligungs KG	0.7%
MPM BioVentures I, L.P.	1.2%

MPM BioVentures I LLC	10.1%
BAB BioVentures L.P.	8.9%
BAB BioVentures, N.V.	8.9%
MPM BioVentures III GP, L.P.	9.1%
MPM BioVentures III LLC	9.1%
Ansbert Gadicke	19.5%
Luke Evnin	19.5%
Michael Steinmetz	19.5%
Kurt Wheeler	9.3%
Nicholas Galakatos	9.3%
Dennis Henner	9.3%
Nicholas Simon III	9.3%
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote

BB BioVentures, LP	1,897,071
MPM BioVentures Parallel Fund, LP	255,744
MPM Asset Management Investors 1999 LLC	22,623
MPM BioVentures III-QP, L.P	1,638,594
MPM BioVentures III, L.P.	110,183
MPM BioVentures III Parallel Fund, LP	49,489
MPM Asset Management Investors 2004 BVIII LLC	38,953
MPM BioVentures III GmbH & Co. Beteiligungs KG	138,475
MPM BioVentures I, L.P.	0
MPM BioVentures I LLC	0
BAB BioVentures L.P.	0
BAB BioVentures, N.V.	0
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Michael Steinmetz	0
Kurt Wheeler	0
Nicholas Galakatos	0
Dennis Henner	0
Nicholas Simon III	0

(ii)	Shared power to vote or to direct the vote

BB BioVentures, LP	0
MPM BioVentures Parallel Fund, LP	0
MPM Asset Management Investors 1999 LLC	0
MPM BioVentures III-QP, L.P	0
MPM BioVentures III, L.P.	0
MPM BioVentures III Parallel Fund, LP	0
MPM Asset Management Investors 2004 BVIII LLC	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM BioVentures I, L.P.	255,744	(1)
MPM BioVentures I LLC	2,152,815	(2)
BAB BioVentures L.P.	1,897,071	(3)
BAB BioVentures, N.V.	1,897,071	(4)
MPM BioVentures III GP, L.P.	1,936,741	(5)
MPM BioVentures III LLC	1,936,741	(6)
Ansbert Gadicke	4,151,132	(7)
Luke Evnin	4,151,132	(7)
Michael Steinmetz	4,151,132	(7)
Kurt Wheeler	1,975,694	(8)
Nicholas Galakatos	1,975,694	(8)
Dennis Henner	1,975,694	(8)
Nicholas Simon III	1,975,694	(8)
(iii)	Sole power to dispose or to direct the disposition of

BB BioVentures, LP	1,897,071
MPM BioVentures Parallel Fund, LP	255,744
MPM Asset Management Investors 1999 LLC	22,623
MPM BioVentures III-QP, L.P	1,638,594
MPM BioVentures III, L.P.	110,183
MPM BioVentures III Parallel Fund, LP	49,489
MPM Asset Management Investors 2004 BVIII LLC	38,953
MPM BioVentures III GmbH & Co. Beteiligungs KG	138,475
MPM BioVentures I, L.P.	0
MPM BioVentures I LLC	0
BAB BioVentures L.P.	0
BAB BioVentures, N.V.	0
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Michael Steinmetz	0
Kurt Wheeler	0
Nicholas Galakatos	0
Dennis Henner	0
Nicholas Simon III	0

(iv)	Shared power to dispose or to direct the disposition of

BB BioVentures, LP	0
MPM BioVentures Parallel Fund, LP	0
MPM Asset Management Investors 1999 LLC	0
MPM BioVentures III-QP, L.P	0
MPM BioVentures III, L.P.	0
MPM BioVentures III Parallel Fund, LP	0
MPM Asset Management Investors 2004 BVIII LLC	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM BioVentures I, L.P.	255,744	(1)
MPM BioVentures I LLC	2,152,815	(2)
BAB BioVentures L.P.	1,897,071	(3)
BAB BioVentures, N.V.	1,897,071	(4)
MPM BioVentures III GP, L.P.	1,936,741	(5)
MPM BioVentures III LLC	1,936,741	(6)
Ansbert Gadicke	4,151,132	(7)
Luke Evnin	4,151,132	(7)
Michael Steinmetz	4,151,132	(7)
Kurt Wheeler	1,975,694	(8)
Nicholas Galakatos	1,975,694	(8)
Dennis Henner	1,975,694	(8)
Nicholas Simon III	1,975,694	(8)

(1)	The shares are held by MPM BioVentures Parallel Fund, L.P. (“MPM Parallel”), of which the Reporting Person is its general partner.

(2)	The shares are held as follows: 255,744 by MPM Parallel and 1,897,071 by BB BioVentures, L.P. (“BB BV”). The Reporting Person is the indirect general partner of MPM Parallel and BB BioVentures.

(3)	The shares are held by BB BV, of which the Reporting Person is the direct general partner.

(4)	The shares are held by BB BV, of which the Reporting Person is the indirect general partner.

(5)	The shares are held as follows: 1,638,594 by MPM BioVentures III-QP, L.P. (“BV III QP”), 110,183 by MPM BioVentures III, L.P. (“BV III”), 138,475 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV KG”) and 49,489 shares held by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”). The Reporting Person is the direct general partner of BV III, BV III QP, BV III PF and BV KG.

(6)	The shares are held as follows: 1,638,594 by BV III QP, 110,183 by BV III, 138,475 by BV KG and 49,489 shares held by BV III PF. The Reporting Person is the indirect general partner of BV III, BV III QP, BV III PF and BV KG.

(7)	The shares are held as follows: 1,897,071 by BB BV, 255,744 by MPM Parallel, 22,623 by MPM Asset Management Investors 1999 LLC (“AM 1999”), 1,638,594 by BV III QP, 110,183 by BV III, 138,475 by BV KG, 49,489 shares held by BV III PF and 38,953 shares held by MPM Asset Management Investors 2004 BVIII LLC (“AM BV III”). MPM BioVentures I, L.P. and MPM BioVentures I LLC (“BV I LLC”) are the direct and indirect general partners of MPM Parallel. BAB BioVentures L.P. (“BAB BV”), BAB BioVentures, N.V. and BV I LLC are the direct and indirect general partners of BB BV. The Reporting Person is a manager of AM 1999 and BV I LLC. MPM BioVentures III GP, L.P. and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III QP, BV III, BV KG and BV III PF. The Reporting Person is a member of BV III LLC and AM BV III. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

(8)	The shares are held as follows: 1,638,594 by BV III QP, 110,183 by BV III, 138,475 by BV KG, 49,489 shares held by BV III PF and 38,953 shares held by AM BV III. MPM BioVentures III GP, L.P. and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV KG and BV III PF. The Reporting Person is a member of BV III LLC and AM BV III. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
     Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
     Not Applicable

Item 8.	Identification and Classification of Members of the Group
     Not Applicable

Item 9.	Notice of Dissolution of a Group
     Not Applicable

Item 10.	Certification
     Not Applicable

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 11, 2008

BB BIOVENTURES, L.P.		MPM BIOVENTURES PARALLEL FUND, L.P.

By:	BAB BioVentures L.P.,	By:	MPM BioVentures I, LP,
	its General Partner		its General Partner

By:	BAB BioVentures N.V.,	By:	MPM BioVentures I LLC,
	its General Partner		its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke B. Evnin		Name: Luke B. Evnin
	Title: Manager		Title: Manager

MPM ASSET MANAGEMENT INVESTORS 1999 LLC		MPM BIOVENTURES III-QP, L.P.

By:	/s/ Luke Evnin	By:	MPM BioVentures III GP, L.P.,

	Name: Luke B. Evnin		its General Partner
Title: Manager

		By:	MPM BioVentures III LLC,
its General Partner

		By:	/s/ Luke Evnin

Name: Luke B. Evnin
Title: Series A Member

MPM BIOVENTURES III, L.P.		MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG

By:	MPM BioVentures III GP, L.P.,	By:	MPM BioVentures III GP, L.P.,
	its General Partner		in its capacity as the Managing Limited Partner

By:	MPM BioVentures III LLC,	By:	MPM BioVentures III LLC,
	its General Partner		its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke B. Evnin		Name: Luke B. Evnin
	Title: Series A Member		Title: Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.		MPM ASSET MANAGEMENT INVESTORS 2004 BVIII LLC

By:	MPM BioVentures III GP, L.P.,	By:	/s/ Luke Evnin
	its General Partner		Name: Luke B. Evnin
Title: Manager

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin

Name: Luke B. Evnin
Title: Series A Member

MPM BIOVENTURES I, L.P.		MPM BIOVENTURES I LLC

By:	MPM BioVentures I LLC,
its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke B. Evnin		Name: Luke B. Evnin
	Title: Manager		Title: Manager

BAB BIOVENTURES, L.P.		BAB BIOVENTURES, N.V.

By:	BAB BioVentures, N.V.
	its General Partner	By:	/s/ Luke Evnin

Name: Luke B. Evnin
By:	/s/ Luke Evnin		Title: Manager

Name: Luke B. Evnin
Title: Manager

MPM BIOVENTURES III GP, L.P.		MPM BIOVENTURES III LLC

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke B. Evnin		Name: Luke B. Evnin
	Title: Series A Member		Title: Series A Member

By:	/s/ Anbert Gadicke	By:	/s/ Luke Evnin

	Name: Ansbert Gadicke		Name: Luke B. Evnin

By:	/s/ Michael Steinmetz	By:	/s/ Kurt Wheeler

	Name: Michael Steinmetz		Name: Kurt Wheeler

By:	/s/ Nicholas Galakatos	By:	/s/ Dennis Henner

	Name: Nicholas Galakatos		Name: Dennis Henner

By:	/s/ Nicholas Simon III

Name: Nicholas Simon III
EXHIBITS
A:	Joint Filing Agreement

EXHIBIT A
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Pharmasset, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 11th day of February, 2008.

BB BIOVENTURES, L.P.		MPM BIOVENTURES PARALLEL FUND, L.P.

By:	BAB BioVentures L.P.,	By:	MPM BioVentures I, LP,
	its General Partner		its General Partner

By:	BAB BioVentures N.V.,	By:	MPM BioVentures I LLC,
	its General Partner		its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke B. Evnin		Name: Luke B. Evnin
	Title: Manager		Title: Manager

MPM ASSET MANAGEMENT INVESTORS 1999 LLC		MPM BIOVENTURES III-QP, L.P.

By:	/s/ Luke Evnin	By:	MPM BioVentures III GP, L.P.,

	Name: Luke B. Evnin		its General Partner
Title: Manager

		By:	MPM BioVentures III LLC,
its General Partner

		By:	/s/ Luke Evnin

Name: Luke B. Evnin
Title: Series A Member

MPM BIOVENTURES III, L.P.		MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG

By:	MPM BioVentures III GP, L.P.,	By:	MPM BioVentures III GP, L.P.,
	its General Partner		in its capacity as the Managing Limited Partner

By:	MPM BioVentures III LLC,	By:	MPM BioVentures III LLC,
	its General Partner		its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke B. Evnin		Name: Luke B. Evnin
	Title: Series A Member		Title: Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.		MPM ASSET MANAGEMENT INVESTORS 2004 BVIII LLC

By:	MPM BioVentures III GP, L.P.,	By:	/s/ Luke Evnin
	its General Partner		Name: Luke B. Evnin
Title: Manager

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin

Name: Luke B. Evnin
Title: Series A Member

MPM BIOVENTURES I, L.P.		MPM BIOVENTURES I LLC

By:	MPM BioVentures I LLC,
its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke B. Evnin		Name: Luke B. Evnin
	Title: Manager		Title: Manager

BAB BIOVENTURES, L.P.		BAB BIOVENTURES, N.V.

By:	BAB BioVentures, N.V.
	its General Partner	By:	/s/ Luke Evnin

Name: Luke B. Evnin
By:	/s/ Luke Evnin		Title: Manager

Name: Luke B. Evnin
Title: Manager

MPM BIOVENTURES III GP, L.P.		MPM BIOVENTURES III LLC

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke B. Evnin		Name: Luke B. Evnin
	Title: Series A Member		Title: Series A Member

By:	/s/ Anbert Gadicke	By:	/s/ Luke Evnin

	Name: Ansbert Gadicke		Name: Luke B. Evnin

By:	/s/ Michael Steinmetz	By:	/s/ Kurt Wheeler

	Name: Michael Steinmetz		Name: Kurt Wheeler

By:	/s/ Nicholas Galakatos	By:	/s/ Dennis Henner

	Name: Nicholas Galakatos		Name: Dennis Henner

By:	/s/ Nicholas Simon III

Name: Nicholas Simon III